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                                                                   EXHIBIT 10.26

                                  M. W. KELLOGG
                           EXECUTIVE BENEFITS PROGRAM



PLAN PURPOSE

The Company recognized that certain benefits and perquisites, not currently provided to a broad group of employees, should be made available to selected key executives by means of a flexible perquisite program. The purposes of this program are to:

     -    Provide unique and competitive perquisites to program participants.

     - Permit a certain amount of individual preference in the selection of these perquisites.

     -    Limit the perquisites to those generally related to business.

     -    Provide the perquisites in a tax-effective and cost effective manner.

     - Provide a basis group of perquisites that is sufficiently comprehensive so that a reasonable level of personal security is provided. The executive can, therefore, focus on his business responsibilities rather than be distracted by personal financial concerns.

PLAN CONCEPT

The overall perquisite program consists of two separate and distinct perquisite lists; a basic (non-choice) list and an optional (choice-related) list. The basic list consists of the perquisites which the company would like to provide to all plan participants. Under the choice list, participants have the opportunity to choose, within specified limits, among a predetermined set of available perquisites.

Each participant will be assigned an individual flexible perquisite account which may be used to select choice-related perquisites. At the beginning of each plan year (January 1), each flexible perquisite account will be credited with an amount equal to a specified percent of the participant's base salary in effect at the beginning of the plan year.

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CHOICE RELATED

In addition to basic (non-choice) perquisites, executive may choose from among certain perquisites which are, by their nature, included in the participant's personal taxable income. The amounts in a participant's flexible perquisite account actually expended during a year will be included by the company in reporting taxable income for the participant.

     -    INDIVIDUAL INCOME TAX PREPARATION AND FINANCIAL COUNSELING

          Description:        :    The Company will reimburse the participant
                                   for the cost of securing professional
                                   assistance in the review and planning of his/her personal financial planning services which may include:

                                   - Estate planning

                                   - Preparation of wills and trusts,

                                   - Investment counseling,

                                   - Financial seminars,

                                   - Tax planning,

                                   - Preparation of tax returns

                                   The full cost of these services is charged against the participant's flexible perquisite account.

          Tax Consequences    :

          Employee            :    The total financial and tax counseling fees
                                   are includable in the executive's gross
                                   income. However some of these fees may be deductible by the executive.

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DATE

ADDRESS

Dear:

The M. W. Kellogg Company has adopted an executive perquisite plan which is extended to key executives.

I am pleased to inform you that you will be a participant in this program, and the attached position paper should summarize the plan highlights for you. Briefly, the plan consists of two sets of benefits - a basic program which applies to all participant, and an optional program which may be tailored to fit you individual needs.

The basic benefits program consists of the following items and generally represents non-taxable perquisites to the executive:

     - Insured excess Medical Executive Reimbursement Plan (MERP) - see attached booklet. This coverage includes reimbursement for your annual executive physical.
     -    Supplemental long-term disability
     -    Business luncheon club or athletic club membership
     -    International first-class air travel

The optional program of perquisites may be "purchased" with flexible perquisite dollars which amount to four (4) percent of your base salary. To the extent that you spend these perquisite dollars, they become taxable income to you, although it is obvious that there is more leverage in perquisite dollars than there is in ordinary income. Perquisite dollars in addition to your base salary, and you may "shop" among the following items:

     -    Individual income tax preparation & financial counseling
     -    Personal liability insurance
     -    Supplemental life insurance
     -    Educational aid for dependent children

Accounting for these procedures will be done via a modified expense procedure. Attached is a copy of the form which should be used to submit expenses to my office for approval. The financial department will accumulate your expenditures and report them as income on your W-2 .

You need to coordinate the provisions of this program with your elections under Flexplan, and questions should be directed to my office. This plan supersedes any executive medical and life coverages previously provided.

                                        D. L. Bartlett

Attachments